EXHIBIT 10.3

Conformed Copy as amended by
First Amendment to Stock Subscription Agreement
dated as of July 16, 2004

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES PURCHASED HEREUNDER MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAWS PURSUANT TO REGISTRATION OR EXEMPTION FROM REGISTRATION REQUIREMENTS THEREUNDER.

AMENDED AND RESTATED
STOCK SUBSCRIPTION AGREEMENT

        This Amended and Restated Stock Subscription Agreement is made as of February 9, 2004 among SurgiCare, Inc., a Delaware corporation (“SurgiCare”), and Brantley Partners IV, L.P. (the “Subscriber”). The Agreement amends and restates in its entirety the Stock Subscription Agreement dated as of November 18, 2003 entered into between SurgiCare and the Subscriber (the “Prior Agreement”).

RECITALS

        Prior to the date hereof, the Subscriber advanced a total of $2,055,000 in loans to Lakepoint Acquisition, Inc., a Delaware corporation (“Lakepoint”), which in turn advanced $665,000 to SurgiCare pursuant to one or more promissory notes (collectively with any notes evidencing additional loans made by Lakepoint to SurgiCare after such date, the “SurgiCare Bridge Notes”) and $1,390,000 to Integrated Physician Solutions, Inc., a Delaware corporation (“IPS”), pursuant to one or more promissory notes (collectively with any notes evidencing additional loans made by Lakepoint to IPS after such date, the “IPS Bridge Notes” and, together with the SurgiCare Bridge Notes, the “Bridge Notes”) to fund certain approved working capital expenses (the “Bridge Investment”).

        SurgiCare has proposed to amend and restate its Certificate of Incorporation to provide that, as amended and in effect at the closing of the transactions contemplated by this Agreement, SurgiCare will be authorized to issues shares of Class A Common Stock, par value $.001 per share (“Class A Common”), Class B Common Stock, par value $.001 per share (“Class B Common”), and Class C Common Stock par value $.001 per share (“Class C Common”), having the terms described in the draft Amended and Restated Certificate of Incorporation attached hereto as Exhibit A (the “Amended SurgiCare Charter”). Simultaneously with the filing of the Amended SurgiCare Charter and pursuant thereto, SurgiCare will effect a reverse stock split whereby each outstanding share of common stock, par value $0.005 per share (the “Pre-Split Common Stock”), of SurgiCare shall be reclassified and reduced to a fraction of a share of Class A Common equal to the Reverse Split Fraction (as hereinafter defined). Also, prior to or simultaneously with the filing of the Amended SurgiCare Charter, all outstanding shares of Series A Preferred Stock, $0.001 par value per share (“SurgiCare Series A”), of SurgiCare and, unless otherwise agreed by the Subscriber, Series AA Preferred Stock, $0.001 par value per share (the “SurgiCare Series AA”), of SurgiCare shall be converted into shares of Class A Common (the filing of the Amended SurgiCare Charter and the conversion of the SurgiCare Series A and, if applicable, SurgiCare Series AA being referred to herein as the “Recapitalization”).

        SurgiCare proposes to acquire (the “Acquisitions”), either directly or indirectly through one or more subsidiaries: (i) IPS, pursuant to an Amended and Restated Agreement and Plan of Merger dated as of the date hereof (the “IPS - SurgiCare Merger Agreement”), among SurgiCare, IPS Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of SurgiCare, and IPS, having the terms described in the draft Amended and Restated Agreement and Plan of Merger attached hereto as Exhibit B, and (ii) Dennis Cain Physician Solutions, Ltd., a Texas limited partnership (“DCPS”), and Medical Billing Services, Inc., a Texas corporation (“MBS”), pursuant to an Agreement and Plan of Merger (the “DCPS/MBS Merger Agreement” and, together with the IPS — SurgiCare Merger Agreement, the “Acquisition Agreements”), among SurgiCare, DCPS/MBS Acquisition, Inc., a Texas corporation and a wholly-owned subsidiary of SurgiCare, DCPS, MBS and the Sellers party thereto, having the terms described in the draft Amended and Restated Agreement and Plan of Merger attached hereto as Exhibit C.

        Prior to the date hereof, Brantley Venture Partners III, L.P. (“Brantley III”) has made loans to IPS in the outstanding aggregate principal amount of $1,271,171 evidenced by one or more promissory notes (the “Brantley III Notes”), and, immediately after giving effect to the Acquisitions, Brantley III, SurgiCare and IPS wish to have the Brantley III Notes exchanged for shares of Class A Common on the terms and conditions set forth in an Amended and Restated Debt Exchange Agreement in substantially the form attached hereto as Exhibit D (the “Debt Exchange Agreement”; the transactions contemplated thereby are referred to herein as the “Debt Exchange”).

        Prior to the date hereof, Brantley Capital Corporation (“Brantley Capital”) has made loans to IPS in the outstanding aggregate principal amount of $1,985,448 evidenced by one or more promissory notes (the “Brantley Capital Notes”) , and, immediately after giving effect to the Acquisitions, Brantley Capital, SurgiCare and IPS wish to have the Brantley Capital Notes, together with the right to receive certain other amounts owed by IPS to Brantley Capital, exchanged for shares of Class A Common on the terms and conditions set forth in the Debt Exchange Agreement.

        The Subscriber is willing to purchase, and SurgiCare is willing to issue and sell to the Subscriber, a number of shares of Class B Common equal to the Subscription Securities (as hereinafter defined) in exchange for an aggregate purchase price of $10,000,000 plus the Base Bridge Interest Amount (as hereinafter defined), in immediately available funds, all on the terms and subject to conditions set forth herein.

        It is understood that SurgiCare’s obligation to file the Amended SurgiCare Charter and to consummate the Acquisitions, and the Subscriber’s obligation to purchase the Subscription Securities pursuant to this Agreement, are subject to satisfaction or waiver of various conditions, including but not limited to: (i) completion by SurgiCare of additional financing (in addition to the equity financing contemplated by this Agreement) on terms satisfactory to the Subscriber (the “Refinancing”), in connection with which the debt liabilities of each of IPS, DCPS, MBS and SurgiCare will be restructured, refinanced or assumed, and (ii) various other conditions identified or referred to in Section 5 below (as applicable under the terms of such Section 5) and in the IPS — SurgiCare Merger Agreement and the DCPS/MBS Merger Agreement.

        It is anticipated that following execution and delivery of this Agreement, among other things: (i) the Acquisitions will be consummated pursuant to the Acquisition Agreements, (ii) the Debt Exchange will be consummated, (iii) the Refinancing will be completed and (iv) SurgiCare and the Subscriber will enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit E (the “Registration Rights Agreement”).

        For United States federal income tax purposes, the purchase and sale of the Subscription Securities under this Agreement, together with the Acquisitions and the Debt Exchange, are intended to qualify as transfers to a corporation controlled by the transferors under the provisions of Section 351 of the United States Internal Revenue Code of 1986, as amended.

AGREEMENT

        In consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Certain Definitions. In addition to the terms defined elsewhere in this Agreement, as used in this Agreement the following terms shall have the following meanings:

     1.1. The term “Assumed Market Price” means (x) the greater of $0.55 or the Five Day Average Price, in each case divided by (y) the Reverse Split Fraction.

     1.1A. The term “Base Bridge Interest Amount” means an amount equal to the accrued but unpaid interest on the Base IPS Bridge Amount and Base SurgiCare Bridge Amount under the Bridge Notes immediately prior to the Closing.

     1.2. The term “Base IPS Bridge Amount” means an amount equal to $790,000, which represents the principal amount of loans advanced by Lakepoint to IPS on or prior to October 24, 2003 pursuant to IPS Bridge Notes.

     1.3. The term “Base SurgiCare Bridge Amount” means an amount equal to $490,000, which represents the principal amount of loans advanced by Lakepoint to SurgiCare on or prior to October 24, 2003 pursuant to SurgiCare Bridge Notes.

     1.4. The term “Cash Purchase Price” means the sum of (x) $10,000,000 plus (y) the Base Bridge Interest Amount.

     1.5. The term “Class A Common Closing Price” means an amount equal to the Five Day Average Price divided by the Reverse Split Fraction.

     1.6. The term “Closing” means the closing of the purchase of Subscription Securities, as contemplated by Section 2 of this Agreement.

     1.7. The term “Dilutive Options and Warrants” means options and warrants to purchase shares of Class A Common that have an exercise price immediately after giving effect to the filing of the Amended SurgiCare Charter that is equal to or less than the Assumed Market Price.

     1.8. [Intentionally omitted.]

     1.9. [Intentionally omitted.]

     1.10. [Intentionally omitted.]

     1.11. The term “Five Day Average Price” means the average of the daily average of the high and low price per share of the Pre-Split Common Stock on the American Stock Exchange, or such other stock exchange or other similar system on which the Pre-Split Common Stock shall be listed at the time, for the five trading days immediately preceding the Closing Date.

     1.12. The term “Fully-Diluted SurgiCare Shares” means the number of shares of Class A Common which would be outstanding on a fully-diluted basis (calculated as set forth in the immediately following sentence) immediately after the effectiveness of the filing of the Amended SurgiCare Charter and the Recapitalization but prior to the Acquisitions, the Debt Exchange and the issuance of the Class B Common to the Subscriber pursuant hereto, rounded up to the nearest whole share. For purposes of this definition, “fully-diluted basis” shall mean the number of shares of Class A Common that would be outstanding assuming the exercise of all outstanding options, warrants and rights to acquire shares of Class A Common and the conversion or exchange of all securities convertible into, or exchangeable for, shares of Class A Common, whether or not vested or then exercisable, calculated at the maximum number of shares issuable pursuant thereto; provided, however, that all options and warrants that are not Dilutive Options and Warrants will be disregarded for purposes of such calculation, and each Dilutive Option and Warrant shall be deemed to have been exercised for a number of shares equal to (i) the maximum number of shares issuable pursuant to such Dilutive Option and Warrant multiplied by (ii) a fraction, the numerator of which is the excess of the Assumed Market Price over the exercise price of such Dilutive Option and Warrant, and the denominator of which is the Assumed Market Price.

     1.13. The term “Person” means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity.

     1.14. The term “Reverse Split Fraction” means a number equal to 0.10.

     1.15. The term “Specified Securities” means the Subscription Securities and all shares of Class A Common which have been received upon conversion of the Subscription Securities, other than any such securities which have been sold in a registered public offering or to the public pursuant to Rule 144 under the Securities Act.

     1.16. The term “Subscription Securities” means a number of shares of Class B Common equal to the sum of (a) (1) 1.02 multiplied by (2) the number of Fully-Diluted SurgiCare Shares divided by (3) 0.49, plus (b) (1) $2,720,000 divided by (2) (A) $0.125 divided by (B) the Reverse Split Fraction.

     1.17. The term “Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, 10% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

2. Sale and Purchase of Subscription Securities.

     2.1. On the terms and subject to the conditions hereof, SurgiCare hereby agrees to sell to the Subscriber, and by its acceptance hereof the Subscriber agrees to purchase from SurgiCare for investment, on the Closing Date (as defined in the IPS — SurgiCare Merger Agreement), the Subscription Securities in exchange for (x) the Cash Purchase Price in immediately available funds.

     2.2. The sale and purchase of the Subscription Securities shall take place at the same time and location as, and shall be substantially contemporaneous with, the closings pursuant to the IPS — SurgiCare Merger Agreement and the DCPS/MBS Merger Agreement. If at any time prior to the Closing hereunder either of the Acquisition Agreements shall be terminated, either party to this Agreement may, upon notice to the other, terminate this Agreement, after which this Agreement will no longer be of any further force or effect; provided, however, that no such termination of this Agreement shall relieve any party from liability for breach prior to such termination or from its obligations under Sections 9.3 hereof.

     2.3. At the Closing, against payment to SurgiCare of the Cash Purchase Price by wire transfer of immediately available funds to a single account specified by SurgiCare not less than three business days prior to the Closing, SurgiCare will deliver to the Subscriber certificates for the Subscription Securities acquired pursuant to Section 2.1, registered in the name of the Subscriber.

     2.4. From time to time following the Closing Date, the Subscriber will have the option to purchase additional shares of Class A Common for cash in an amount up to an aggregate of $3,000,000. Each such additional investment will be (a) subject to the approval of a majority of the members of the Board of Directors of SurgiCare that are not affiliated with the Subscriber, (b) consummated on a date mutually agreed by the Subscriber and SurgiCare and (c) accomplished with documentation reasonably satisfactory to the Subscriber and SurgiCare. The price per share of Class A Common to be paid by the Subscriber upon the closing of any such additional investment will be the lesser of (a) $0.125 divided by the Reverse Split Fraction and (b) 70% multiplied by the average of the daily average of the high and low price per share of the Class A Common on the American Stock Exchange, or such other stock exchange or similar system on which the Class A Common shall be listed at the time, for the twenty trading days immediately preceding the date of such closing.

     2.5. Immediately following receipt of the Cash Purchase Price by SurgiCare, SurgiCare will pay to Lakepoint an amount equal to the aggregate principal amount of, and all accrued but unpaid interest on, the Bridge Notes outstanding immediately prior to the Closing, such payment to be made by wire transfer of immediately available funds to a single account specified by the Subscriber not less than three business days prior to the Closing.

3. Representations and Warranties of SurgiCare. SurgiCare represents and warrants to the Subscriber that:

     3.1. SurgiCare is duly organized, validly existing and in good standing under the laws of the State of Delaware. SurgiCare has made available to the Subscriber true and complete copies of SurgiCare’s Certificate of Incorporation and the By-Laws as in effect on the date hereof. Prior to the Closing Date, such documents will be amended to be, as of the Closing Date, in the respective forms of the Amended SurgiCare Charter and Exhibit F (Form of Amended By-Laws).

     3.2. SurgiCare has or prior to the Closing Date will have taken all corporate action required to authorize the execution and delivery of this Agreement and the issuance of the Subscription Securities and the shares of Class A Common issuable upon conversion of the Subscription Securities.

     3.3. The Subscription Securities, when issued and upon payment of the purchase price therefor as contemplated by Section 2.1, will be duly authorized, validly issued, fully paid and non-assessable. SurgiCare has reserved for issuance upon conversion of the Subscription Securities shares of its Class A Common in an amount at least equal to the number of shares issuable upon such conversion (assuming for purposes of calculating such amount that (a) conversion of Class B Common will take place within ten years of the date of issuance, (b) no cash distributions will be paid to holders of Class B Common prior to such conversion and (c) at the time of such conversion the Applicable Price per Share (as defined in the Amended SurgiCare Charter) will equal 50% of the Class A Common Closing Price). Upon conversion of shares of Class B Common into Class A Common, the shares of Class A Common issuable upon such conversion will be validly issued, fully paid, non-assessable and free and clear of any and all preemptive or similar preferential rights to purchase.

     3.4. All of the representations and warranties of SurgiCare set forth in the IPS — SurgiCare Merger Agreement and the Debt Exchange Agreement are true and correct; and as of the Closing Date such representations and warranties will continue to be true and correct in all material respects (except for such representations and warranties which are qualified as to materiality, which will continue to be true in all respects). All of the representations and warranties of SurgiCare set forth in the DCPS/MBS Merger Agreement will be true and correct as of the date thereof; and as of the Closing Date such representations and warranties will continue to be true and correct in all material respects (except for such representations and warranties which are qualified as to materiality, which will continue to be true in all respects). SurgiCare has provided the Subscriber with true and complete copies of the IPS — SurgiCare Merger Agreement, the Debt Exchange Agreement, the DCPS/MBS Merger Agreement and all material agreements and other documents relating to the Acquisitions, the Bridge Investment, the Debt Exchange and the Refinancing, including, in each case, any and all amendments thereto, and the transactions contemplated by the Amended SurgiCare Charter.

     3.5. Each of the Acquisition Agreements, the Debt Exchange Agreement, the Registration Rights Agreement and this Agreement is, or at or prior to the Closing will be, a legal, valid and binding obligation of SurgiCare and each other party thereto, enforceable against SurgiCare and such other parties in accordance with its respective terms.

     3.6. Immediately after the consummation of the transactions contemplated hereby and by the Acquisition Agreements and the Debt Exchange Agreement, the shares of stock and other equity interests of SurgiCare outstanding will be owned by the Persons (or groups) and in the amounts set forth in Schedule 1 hereto.

     3.7. In reliance on the representations and warranties of the Subscriber contained in Section 4.2 hereof, no registration of the offer or sale of the Subscription Securities to the Subscriber hereunder is required under the Securities Act.

4. Representations and Warranties of the Subscriber. The Subscriber represents and warrants that:

     4.1. The Subscriber has full legal capacity, power and authority to execute and deliver this Agreement and to fully perform its obligations hereunder. The Subscriber has the funds, or access to the funds, necessary to perform fully its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Subscriber and is the legal, valid and binding obligation of the Subscriber enforceable against it in accordance with the terms hereof and the consummation of the transactions contemplated hereby has been duly and validly authorized by all necessary action on the part of the Subscriber. The execution and delivery of this Agreement by the Subscriber, and the performance by the Subscriber of its obligations hereunder, will not result in a material breach or material default under any organizational document, agreement, instrument or other document by which the Subscriber is bound or otherwise result in a material violation of any instrument, judgment, decree, order, statute, rule or regulation by which Subscriber is bound.

     4.2. Investment Representations.

     (a) The Subscriber has been advised that the Subscription Securities have not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Subscriber is aware that SurgiCare is under no obligation to effect any such registration with respect to the Subscription Securities (except solely to the extent, if any, provided in the Acquisition Agreements or the Registration Rights Agreement) or to file for or comply with any exemption from registration. The Subscriber is purchasing the Subscription Securities to be acquired hereunder for its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act. The Subscriber has such knowledge and experience in financial and business matters, including investments in companies similar to SurgiCare, that the Subscriber is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. The Subscriber is an accredited investor as that term is defined in Rule 501 under Regulation D promulgated under the Securities Act. The Subscriber was not organized for the sole purpose of investing in the Subscription Securities.

     (b) The Subscriber has had an opportunity to discuss SurgiCare’s business, management and financial affairs with SurgiCare’s executive officers. The Subscriber has also had an opportunity to ask questions and receive answers from the executive officers of SurgiCare concerning the terms and conditions of the offering of the Subscription Securities and to obtain the information it believe necessary or appropriate to evaluate the suitability of an investment in the Subscription Securities.

5. Conditions to Purchase of Subscription Securities.

     5.1. SurgiCare’s obligation to issue and sell the Subscription Securities shall be subject to the satisfaction of the following conditions:

     (a) all representations and warranties of the Subscriber contained in this Agreement shall be true and correct as of the Closing, and the Subscriber shall have delivered to SurgiCare a certificate duly executed on behalf of the Subscriber, by a general partner or other duly authorized senior representative, certifying that the condition set forth in this Section 5.1(a) has been satisfied; and

     (b) on the Closing Date, substantially contemporaneously with the issuance and sale of the Subscription Securities hereunder, all conditions to SurgiCare’s obligation to close under the Acquisition Agreements (other than any conditions relating to the consummation of the purchase and sale of the Subscription Securities under this Agreement or the Debt Exchange) shall have been satisfied or waived by SurgiCare.

     5.2. The Subscriber’s obligation to purchase and pay for the Subscription Securities shall be subject to the satisfaction of the following conditions:

     (a) all representations and warranties of SurgiCare contained in this Agreement shall be true and correct as of the Closing, and SurgiCare shall have delivered to the Subscriber a certificate duly executed on behalf of SurgiCare by its chief executive officer and chief financial officer certifying that the condition set forth in this Section 5.2(a) has been satisfied;

     (b) the Amended SurgiCare Charter shall have been authorized and approved by all corporate and other action required therefor; and the Amended SurgiCare Charter shall have been filed with the Secretary of State of the State of Delaware and shall have become effective under the General Corporation Law of the State of Delaware;

     (c) on the Closing Date, substantially contemporaneously with the issuance and sale of the Subscription Securities hereunder, all conditions to SurgiCare’s obligations to close under the Debt Exchange Agreement, and all conditions to the obligation of Brantley III and Brantley Capital to close under the Debt Exchange Agreement, shall have been satisfied without giving effect to any waiver thereof other than waivers consented to in writing by the Subscriber;

     (d) on the Closing Date, substantially contemporaneously with the issuance and sale of the Subscription Securities hereunder, all conditions to SurgiCare’s obligations to close under the IPS — SurgiCare Merger Agreement, and all conditions to IPS’ obligation to close under the IPS — SurgiCare Merger Agreement, shall have been satisfied without giving effect to any waiver thereof other than waivers consented to in writing by the Subscriber;

     (e) on the Closing Date, substantially contemporaneously with the issuance and sale of the Subscription Securities hereunder, all conditions to SurgiCare’s obligations to close under the DCPS/MBS Merger Agreement, and all conditions to the obligation of DCPS and MBS to close under the DCPS/MBS Merger Agreement, shall have been satisfied without giving effect to any waiver thereof other than waivers consented to in writing by the Subscriber;

     (f) on the Closing Date, substantially contemporaneously with the issuance and sale of the Subscription Securities hereunder, the Debt Exchange and each of the Acquisitions shall have been consummated;

     (g) the Subscriber’s completion and satisfaction with the results of its legal, accounting, tax, regulatory and business due diligence review of IPS, SurgiCare, DCPS and MBS;

     (h) the Subscriber’s satisfaction with the form and substance of all documentation with respect to the Debt Exchange, the Acquisitions and the related transactions (including but not limited to execution and delivery of agreements, in form and substance satisfactory to the Subscriber, with respect to the continued employment of key personnel);

     (i) the Subscriber shall have received such other certificates, opinions of counsel and other documents as the Subscriber shall have specified in connection with the Closing, including without limitation confirmations of legal opinions delivered by counsel to SurgiCare, IPS, DCPS and MBS;

     (j) the Subscriber’s satisfaction that no material adverse change has occurred between December 31, 2002 and the Closing Date with respect to the business, assets, condition (financial or otherwise) or prospects of SurgiCare, IPS, DCPS or MBS or any of their respective Subsidiaries (or the Subscriber’s decision to elect to close notwithstanding any such material adverse change but without waiving or releasing any other rights of the Subscriber with respect to any such material adverse change);

     (k) the obtaining of all necessary governmental, regulatory and other approvals, including but not limited to the approval by the stockholders of IPS and SurgiCare, as provided in the IPS — SurgiCare Merger Agreement;

     (l) the Refinancing shall have been consummated on terms and in form satisfactory to the Subscriber;

     (m) the trade payables of SurgiCare and its Subsidiaries shall have been settled or restructured on terms satisfactory to the Subscriber;

     (n) all outstanding litigation matters and legal proceedings involving SurgiCare or its Subsidiaries shall have been settled on terms satisfactory to the Subscriber;

     (o) the Subscriber’s satisfaction that the Class A Common shall continue to be listed on the American Stock Exchange or The NASDAQ SmallCap Market from and after the Closing Date, and that the Class A Common issuable upon conversion of the outstanding Class B Common has been approved for such listing upon notice of issuance;

     (p) SurgiCare shall have duly executed and delivered to the Subscriber the Registration Rights Agreement and such other documents as the Subscriber may reasonably request in connection with the transactions contemplated hereby;

     (q) the capital structure of each SurgiCare Subsidiary shall have been resyndicated in a manner satisfactory to the Subscriber; and

     (r) each of the Persons set forth on Schedule 2 hereto have entered into a lock-up agreement in form and substance satisfactory to the Subscriber.

6. Covenants.

     6.1. SurgiCare will furnish each registered holder from time to time of any of the Specified Securities the following:

     6.1.1 As soon available, and in any event within 120 days after the end of each fiscal year of SurgiCare, the consolidated balance sheet of SurgiCare and its subsidiaries as at the end of each such fiscal year and the consolidated statements of income, cash flows and changes in stockholders’ equity for such year of SurgiCare and its subsidiaries, setting forth in each case in comparative form the figures for the next preceding fiscal year, accompanied by the report of independent certified public accountants of recognized national standing, to the effect that, except as set forth therein, such consolidated financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior years and fairly present in all material respects the financial condition of SurgiCare and its subsidiaries at the dates thereof and the results of their operations and changes in their cash flows and stockholders’ equity for the periods covered thereby.

     6.1.2 As soon as available and in any event within 60 days after the end of each fiscal quarter of SurgiCare, the consolidated balance sheet of SurgiCare and its subsidiaries as at the end of such quarter and the consolidated statements of income, cash flows and changes in stockholders’ equity for such quarter and the portion of the fiscal year then ended of SurgiCare and its subsidiaries, setting forth in each case the figures for the corresponding periods of the previous fiscal year in comparative form, all in reasonable detail.

     6.1.3 Promptly after the filing thereof, any documents filed by SurgiCare with the Securities and Exchange Commission.

     6.2. SurgiCare shall cause to be kept on an appropriate basis, and each registered holder from time to time of any of the Specified Securities, and each representative of any such holder, shall have access to, appropriate books, records and accounts.

     6.3. From time to time upon request of any registered holder from time to time of any of the Specified Securities, or any representative of any such holder (including without limitation accountants and legal counsel), SurgiCare will furnish to such holder or representative such information regarding the business of SurgiCare and its Subsidiaries (including materials furnished to the directors of SurgiCare or any of its Subsidiaries at or in connection with meetings of their respective boards of directors or committees thereof) as such holder or representative may reasonably request. Each such holder or representative shall have the right during normal business hours to make an independent examination of the books and records of SurgiCare and any of its Subsidiaries, to make copies, notes and abstracts therefrom, and to discuss their business, affairs and financial condition with the officers, employees and accountants of SurgiCare and its Subsidiaries. Each such holder or representative shall have the right during normal business hours to consult with and advise management of SurgiCare and its Subsidiaries on significant business issues, including management’s proposed annual operating plans, and management will make itself available to meet with such holder or representatives regularly during each year at SurgiCare’s and its Subsidiaries’ facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans; provided, however, that no such holder or representative shall thereby have any right to direct the management or policies of SurgiCare or any of its Subsidiaries.

     6.4. If and for so long as the Subscriber holds Specified Securities and does not have a representative on SurgiCare’s Board of Directors, SurgiCare shall invite the Subscriber to send one representative (a “Representative”) to attend in a nonvoting observer capacity all meetings of SurgiCare’s Board of Directors and, in this respect, shall give the Subscriber’s Representative copies of all notices, minutes, consents, and other material that SurgiCare provides to its directors; provided, however, that SurgiCare reserves the right to exclude the Subscriber’s Representative from access to any material or meeting or portion thereof if SurgiCare believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege. The Subscriber’s Representative may participate in discussions of matters brought to SurgiCare’s Board of Directors. The rights of the Subscriber set forth in this Section shall also apply to all committees of SurgiCare’s Board of Directors and to the boards of directors (and all committees thereof) of all Subsidiaries of SurgiCare.

     6.5. SurgiCare shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common, solely for the purpose of effecting the conversion of the shares of Class B Common, such number of its shares of Class A Common as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common, and if at any time the number of authorized but unissued shares of Class A Common shall not be sufficient to effect the conversion of all then outstanding shares of Class B Common, SurgiCare shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common to such number of shares as shall be sufficient for such purpose.

     6.6. For so long as the Subscriber is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 10% of the outstanding shares of Class A Common, the Subscriber will not cover any short sales of shares of Class A Common by the Subscriber with shares of Class A Common received upon conversion of shares of Class B Common if the Class A Common price used to determine the number of shares of Class A Common received upon such conversion is less than any price received in connection with a short sale of shares of Class A Common by the Subscriber during the previous three months.

7. Indemnification.

     7.1. SurgiCare will indemnify, exonerate, defend and hold the Subscriber and each of its partners, shareholders, Affiliates, directors, officers, fiduciaries, employees and agents and each of the partners, shareholders, affiliates, directors, officers, fiduciaries, employees and agents of each of the foregoing (collectively, the “Subscriber Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, losses (including, without limitation, any diminution in the value of the Subscription Securities or in the shares of Class A Common or other securities into which the Subscription Securities may be converted in the future), liabilities, amounts paid in settlement, judgments and damages, and any and all expenses, including, without limitation, reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Losses”), incurred by the Subscriber Indemnitees or any of them as a result of, arising out of, or relating to: (a) any breach of any representation, warranty or agreement by SurgiCare or any misrepresentation by SurgiCare in this Agreement or the Debt Exchange Agreement or (b) any breach of any representation, warranty or agreement of SurgiCare, IPS, DCPS or MBS or any misrepresentation by SurgiCare, IPS, DCPS, MBS or any of their respective officers, directors, stockholders, owners or affiliates under the IPS — SurgiCare Merger Agreement, the DCPS/MBS Merger Agreement or any other agreement entered into (or certificate or instrument delivered) in connection with any of such agreements or in connection with the transactions contemplated thereby (without giving effect, in the case of the IPS — SurgiCare Merger Agreement, to any update of disclosure schedules occurring subsequent to the date hereof). If and to the extent that the foregoing undertaking may be unenforceable for any reason, SurgiCare hereby agrees to make the maximum contribution to the payment and satisfaction of each of such Indemnified Losses which is permissible under applicable law. None of the Subscriber Indemnitees shall be liable to SurgiCare or any of its affiliates for any act or omission suffered or taken by such Subscriber Indemnitee that does not constitute either breach of this Agreement or gross negligence or willful misconduct.

     7.2. The Subscriber will indemnify, exonerate, defend and hold SurgiCare harmless from and against any and all Indemnified Losses resulting from, arising out of or relating to any breach of any representation, warranty or agreement of the Subscriber in this Agreement or any misrepresentation by the Subscriber in this Agreement. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Subscriber hereby agrees to make the maximum contribution to the payment and satisfaction of such Indemnified Losses of SurgiCare which is permissible under applicable law.

     7.3. If any third party notifies either SurgiCare or the Subscriber with respect to any matter (a “Third Party Claim”) which may give rise to a claim (an “Indemnified Claim”) with respect to which such notified party may seek indemnification hereunder (such party, in such capacity, being referred to herein as an “Indemnified Party”), then the Indemnified Party will promptly give written notice to the party (the “Indemnifying Party”) against which such indemnification may be sought; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 7, except to the extent such delay actually and materially prejudices the Indemnifying Party.

     7.3.1 The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 7.3. In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (a) the Indemnifying Party gives written notice to the Indemnified Party within fifteen days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Indemnified Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (c) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (d) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (e) the Third Party Claim does not relate to or otherwise arise in connection with taxes or any criminal or regulatory enforcement action, (f) settlement of, an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (g) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. If the Indemnifying Party does so defend an Indemnified Party and such Indemnified Party elects to retain separate co-counsel, such retention shall be at such Indemnified Party’s sole cost and expense and the Party will cooperate with such separate counsel to allow it to participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

     7.3.2 The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of an Indemnified Party unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (b) results in the full and general release of such Indemnified Party, as applicable, from all liabilities arising or relating to, or in connection with the Third Party Claim and (c) involves no finding or admission of any violation of law or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.

     7.3.3 If the Indemnifying Party does not deliver the notice contemplated by clause (a), or the evidence contemplated by clause (b), of Section 7.3.1 within 15 days after the Indemnified Party has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith). If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 7.3.1 or 7.3.2 is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed). In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 7.3.3 the Indemnifying Party will (a) advance the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (b) remain responsible for any and all other Indemnified Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 7.

     7.3.4 Each party to this Agreement, in its capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 10.2 are incorporated herein by reference, mutatis mutandis.

     7.4. The indemnification provisions of this agreement shall survive without limitation as to time for as long as may be permitted under applicable law and without regard to any expiration or termination of any underlying representation, covenant or other obligation relating to or giving rise to an indemnification obligation under this Agreement.

8. Restrictions on Transfer.

     8.1. Restrictive Securities Act Legend. All certificates representing Specified Securities shall bear a legend in substantially the following form:

          “THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT COVERING THE TRANSFER OR A LEGAL OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.”

     8.2. Termination of 8.1 Restrictions. The restrictions imposed by Section 8 hereof upon the transferability of Specified Securities shall cease and terminate as to any particular Subscription Securities (i) when, in the opinion of Ropes & Gray LLP or other counsel reasonably acceptable to SurgiCare, such restrictions are no longer required in order to assure compliance with the Securities Act or (ii) when such Specified Securities shall have been registered under the Securities Act or transferred pursuant to Rule 144 thereunder. Whenever such restrictions shall cease and terminate as to any Specified Securities or such Specified Securities shall be transferable under paragraph (k) of Rule 144, the holder thereof shall be entitled to receive from the Issuer, without expense, new certificates not bearing the legend set forth in Section 8.1 hereof.

9. Miscellaneous.

     9.1. Entire Agreement; Prior Agreement Superseded. This Agreement and the other agreements referred to herein set forth the entire understanding among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter, including without limitation the Prior Agreement, which Prior Agreement is terminated in its entirety.

     9.2. Amendment. This Agreement can be changed only by an instrument in writing signed by the party against whom enforcement of such change is sought.

     9.3. No-Shop; Break-up Fee and Expenses.

     9.3.1 SurgiCare will comply fully with the terms of the IPS — SurgiCare Merger Agreement, including, without limitation, the provisions of Section 6.03 thereof relating to non-solicitation of alternative SurgiCare Acquisition Transactions (as defined in the IPS — SurgiCare Merger Agreement), subject to the provisions of clause (b) of such Section 6.03.

     9.3.2 Except as set forth below, all Expenses (as defined below) incurred in connection with this Agreement, the Acquisitions and the other transactions contemplated hereby will be paid by the party incurring such expenses. “Expenses” as used in this Agreement include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, financing sources, appraisers, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to (a) the due diligence review and analysis of SurgiCare, IPS, DCPS, MBS, the Acquisitions and the other transactions contemplated hereby, (b) the negotiation and documentation of related agreements and (c) the proxy solicitation process as well as the process for obtaining any governmental or other third party consent for the foregoing transactions; and as used herein such term will specifically include all “Expenses” as defined in the IPS — SurgiCare Merger Agreement.

     9.3.3 SurgiCare will reimburse the Subscriber for all Expenses actually incurred by or on behalf of the Subscriber prior to termination of the IPS — SurgiCare Merger Agreement, upon the termination of the IPS — SurgiCare Merger Agreement:

     (a) by SurgiCare or IPS pursuant to (i) Section 8.01(c) of the IPS — SurgiCare Merger Agreement if at the time of such termination any of the conditions set forth in Section 7.03 of the IPS — SurgiCare Merger Agreement have not been satisfied or (ii) Section 8.01(f) of the IPS — SurgiCare Merger Agreement;

     (b) by IPS pursuant to Section 8.01(d), Section 8.01(i) or Section 8.01(l) of the IPS — SurgiCare Merger Agreement; or

     (c) by SurgiCare pursuant to Section 8.01(j) or Section 8.01(n) of the IPS — SurgiCare Merger Agreement.

     9.3.4 In addition to any amount payable in accordance with Section 9.3.3, SurgiCare agrees to pay to Subscriber a non-refundable fee equal to $3,000,000 if:

     (a) (i) SurgiCare or IPS terminates the IPS — SurgiCare Merger Agreement pursuant to Section 8.01(c) or Section 8.01(f), and (ii) SurgiCare consummates, or enters into an agreement or letter of intent with respect to (or SurgiCare’s Board of Directors resolves or announces an intention to enter into such agreement or letter of intent with respect to), a Business Combination (as defined below) with any Person, entity or group within 18 months of such termination;

     (b) IPS terminates the IPS — SurgiCare Merger Agreement pursuant to Section 8.01(d) of the IPS — SurgiCare Merger Agreement;

     (c) (i) IPS terminates the IPS — SurgiCare Merger Agreement pursuant to Section 8.01(i) or Section 8.01(l) of the IPS — SurgiCare Merger Agreement, and (ii) SurgiCare consummates, or enters into an agreement or letter of intent with respect to (or SurgiCare’s Board of Directors resolves or announces an intention to enter into such agreement or letter of intent with respect to), a Business Combination with any Person, entity or group within 18 months of such termination; or

     (d) SurgiCare terminates the IPS — SurgiCare Merger Agreement pursuant to Section 8.01(j) or Section 8.01(n) of the IPS — SurgiCare Merger Agreement.

     9.3.5 In addition to any other rights or remedies Subscriber may have, in the event that SurgiCare breaches its obligations under Section 2 of this Agreement, SurgiCare agrees to (a) pay to Subscriber a non-refundable fee equal to $3,000,000 (to the extent that such fee is not payable under Section 9.3.4 hereof) and (b) reimburse the Subscriber for all Expenses incurred by or on behalf of the Subscriber.

     9.3.6 Any payment required to be paid pursuant to this Section 9.3 will be made promptly by wire transfer of same day funds but in no event later than:

     (a) in the case of termination by IPS, two business days following such termination pursuant to Section 8.01 of the IPS — SurgiCare Merger Agreement; provided, however, that any fee payable pursuant to Section 9.3.4(a) or (c) will be payable no later than two business days prior to the closing of the Business Combination referred to in clauses (a)(ii) and (c)(ii) of Section 9.3.4;

     (b) in the case of termination by SurgiCare, prior to the date of such termination; provided, however, that any fee payable pursuant to Section 9.3.4(a) will be payable prior to the occurrence of the first to occur of the events described in Section 9.3.4(a)(ii); and

     (c) in the case of a payment due under Section 9.3.5, no later than two business days following written demand by the Subscriber.

     9.3.7 For purposes of this Section 9.3, “Business Combination” means (i) a merger, consolidation, share exchange, business combination or similar transaction involving SurgiCare as a result of which SurgiCare’s stockholders prior to such transaction cease to own at least 80% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) in the proportion they owned such shares prior to such transaction, (ii) a sale, lease, exchange, transfer, public offering in respect of, or other disposition of more than 20% of the assets of SurgiCare and the SurgiCare Subsidiaries (as defined in the IPS — SurgiCare Merger Agreement), taken as a whole, in either case, in a single transaction or a series of related transactions, or (iii) the acquisition, by a Person, group or entity of beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 20% of the outstanding SurgiCare Old Common Stock (as defined in the IPS — SurgiCare Merger Agreement) (or in the case of any Person, group or entity beneficially owning in excess of 20% of the SurgiCare Old Common Stock outstanding on the date hereof, the acquisition of any additional shares of SurgiCare Old Common Stock by such Person, group or entity), in either case, whether from SurgiCare or by tender or exchange offer or otherwise.

     9.3.8 If the Closing occurs, SurgiCare agrees to pay on demand (i) all Expenses actually incurred by the Subscriber (or any of its affiliates) and (ii) any out-of-pocket expenses actually incurred by the Subscriber, its general partner or any of the Subscriber’s other affiliates in connection with the provision of services to SurgiCare or any of its Subsidiaries or the attendance at any meeting of the board of directors (or any committee thereof) of SurgiCare or any of its Subsidiaries.

     9.3.9 SurgiCare acknowledges that the agreements contained in this Section 9.3 are an integral part of this Agreement, and that, without these agreements, Subscriber would not enter into this Agreement; accordingly, if SurgiCare fails to pay any amounts due pursuant to this Section 9.3, and, in order to obtain any such payment, the Subscriber commences a legal proceeding which results in a judgment against SurgiCare for such amounts, SurgiCare will pay to the Subscriber all costs and expenses (including reasonable attorneys’ fees) in connection with such proceeding, together with interest on all such amounts at the prime rate of Citibank N.A. in effect on the date any such payment was required to be made.

     9.4. Assignment. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and representatives; provided, however, that prior to the Closing, no assignment of the Subscriber’s rights hereunder will, without the consent of SurgiCare, relieve the Subscriber of its obligations hereunder; and, after the Closing, the Subscriber may not assign any of the Subscriber’s rights hereunder except in connection with a transfer of Specified Securities in compliance with the terms and conditions of Section 8 of this Agreement.

     9.5. Survival. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery hereof and transfer of any Subscription Securities.

     9.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

10. Governing Law; Arbitration.

     10.1. Governing Law. This Agreement and all claims arising hereunder or in connection herewith shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

     10.2. Consent to Jurisdiction. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof may be brought and maintained in the federal and state courts within the County of New York of the State of New York. Each of the parties hereto by execution hereof: (i) hereby irrevocably submits to the jurisdiction of the federal and state courts within the County of New York in the State of New York for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that he or it is not subject personally to the jurisdiction of the above-named courts, that he or it is immune from extraterritorial injunctive relief or other injunctive relief, that his or its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified below its signature hereon is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that such service of process does not constitute good and sufficient service of process.

     10.3. Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each of the parties hereto hereby waives, and covenants that he or it will not assert (whether as plaintiff, defendant, or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, cause of action, action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof, in each case whether now existing or hereafter arising and whether in contract or tort or otherwise. Any of the parties hereto may file an original counterpart or a copy of this Section 10.3 with any court as written evidence of the consent of each of the parties hereto to the waiver of his or its right to trial by jury.

     10.4. Reliance. Each of the parties hereto acknowledges that he or it has been informed by each other party that the provisions of Section 10 constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby.

SurgiCare, Inc.
Amended and Restated Stock Subscription Agreement

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound by the terms hereof, have caused this Agreement to be executed, under seal, as of the date first above written by their officers or other representatives thereunto duly authorized.

THE ISSUER:	SURGICARE, INC.

	By:	\s\ Keith LeBlanc

	Name:	Keith LeBlanc
	Title:	CEO

	Address:	12727 Kimberly Lane, Suite 200
Houston, TX 77024

THE SUBSCRIBER:	BRANTLEY PARTNERS IV, L.P

	By:	Brantley Venture Management IV, L.P.,
its general partner

	By	\s\ Paul H. Cascio

	Name:	Paul H. Cascio
	Title:	General Partner

	Address:	Lakepoint
3201 Enterprise Pkwy., Suite 350
Beachwood, OH 44122

Schedule 1

to Amended and Restated Stock Subscription Agreement

Pro Forma Equity Ownership at Closing

Holder or Group	Shares
Brantley Partners IV, L.P., as the Subscriber under	100% of the outstanding shares of Class B Common
this Stock Subscription Agreement.	as of Closing (which, after satisfaction of
preference amount, will be convertible into and
constitute approximately 56% of Class A Common
before dilution by shares issued in connection
with DCPS/MBS Acquisition and management option
plan)

Former stockholders of SurgiCare, Inc.	A number of shares of Class A Common,
representing 50% of the outstanding shares of
Class A Common as of Closing (which, assuming
payment to Class B holders of full preference
amount in cash and then conversion of Class B
shares, will represent approximately 22% of Class
A Common before dilution by shares issued in
connection with DCPS/MBS Acquisition and
management option plan)

Former debt holders and stockholders of Integrated	A number of shares of Class A Common,
Physicians Solutions, Inc. (“IPS”) (which will include	representing 50% of the outstanding shares of
Brantley III and Brantley Capital in their capacity as	Class A Common as of Closing (which, assuming
stockholders and debt holders of IPS)	payment to Class B holders of full preference
amount in cash and then conversion of Class B
shares, will represent approximately 22% of Class
A Common before dilution by shares issued in
connection with DCPS/MBS Acquisition and
management option plan)

DCPS/MBS Sellers (assumes a Class A Common Closing	A number of shares of Class C Common equal to
Price of at least $.70 per share)	18,278,800 times the Reverse Split Fraction. In
addition, a number of shares of Class A Common
equal to 757,575 times the Reverse Split Fraction
will be reserved for issuance upon the direction
of the DCPS/MBS Sellers

Management Option Plan	A number of shares of Class A Common equal to
approximately 10% of the total Class A Common
outstanding after all of the transactions
contemplated by this Agreement (including the
Acquisitions) will be reserved for issuance upon
exercise of options issued to management
(including options issued to replace former
options issued by IPS)

Schedule 2
to Amended and Restated Stock Subscription Agreement

American International Industries, Inc.
International Diversified Corporation, Ltd.

Exhibits

Exhibit A — Form of Amended SurgiCare Charter
Exhibit B — Form of IPS — SurgiCare Merger Agreement
Exhibit C — Form of DCPS/MBS Merger Agreement
Exhibit D — Form of Debt Exchange Agreement
Exhibit E — Form of SurgiCare Registration Rights Agreement
Exhibit F — Form of Amended and Restated By-Laws for SurgiCare